UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

August 27, 2009

Facet Biotech Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34154	26-3070657
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1500 Seaport Boulevard
Redwood City, California 94063
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(650) 454-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On August 27, 2009, Facet Biotech Corporation (“Facet”) and Trubion Pharmaceuticals, Inc. (“Trubion”) entered into (i) a Collaboration and License Agreement (the “Collaboration Agreement”) for the global development and commercialization of protein therapeutics directed at the CD37 antigen, including TRU-016, a CD37-directed small modular immunopharmaceutical, which is in phase 1 clinical trials for chronic lymphocytic leukemia (CLL), and (ii) a related Stock Purchase Agreement (the “Stock Purchase Agreement”).

Pursuant to the terms of the Collaboration Agreement, Facet would pay to Trubion an upfront cash payment of $20 million and would receive co-development and co-commercialization rights to protein therapeutics directed at the CD37 antigen, including TRU-016.  Trubion could receive additional payments from Facet of up to $176.5 million in development, regulatory and sales milestones for each product under the Collaboration Agreement, the significant majority of which are for achievement of later-stage development, regulatory and sales-based milestones.

The Collaboration Agreement provides that Facet would fund 50% of the worldwide development and commercialization costs of protein products included in the collaboration and Trubion would fund the remaining 50% of worldwide development and commercialization costs.  Trubion and Facet would equally share profits on worldwide sales of products included in the collaboration for which they share the development and commercialization costs.

Each party has the right to opt out of all of its rights and obligations to co-develop and co-commercialize any collaboration product at certain specified milestone points or upon the occurrence of certain events.  If a party opts out for a particular product, the other party becomes solely responsible for the further development and commercialization of the product at its cost and expense and the party that opted out is entitled, based on the timing and circumstances under which the opt-out is elected, in the case of Trubion, to receive milestones and royalties and, in the case of Facet, to receive royalties.  In addition, Facet has the right to terminate the Agreement without cause upon advance written notice to Trubion and, if notice is given by Facet within 18 months of the signing date, payment of a termination fee of $10 million.

Each of Facet and Trubion may assign all of its rights and delegate all of its obligations under the Collaboration Agreement to a third party that does not have a CD37-directed development program or product.  The non-assigning party would have a right of first negotiation with respect to any such proposed assignment.  In addition, each of Facet and Trubion also may assign all of its rights and delegate all of its obligations under the Collaboration Agreement without the other party’s consent to a successor to substantially all of the business of the assigning party to which the Collaboration Agreement relates, whether in merger, sale of stock, sale of assets or other transaction.

Pursuant to the terms of the Stock Purchase Agreement, Facet agreed to purchase 2,243,649 shares of newly issued Trubion common stock (the “Shares”) for an aggregate purchase price of $10 million, which represents a purchase price equal to approximately $4.46 per share. Facet has the right beginning February 27, 2010 to cause Trubion to file a registration statement on Form S-3 covering the resale of the Shares.  Also, Facet has the right to “piggyback” its Shares on registration statements Trubion may file for its own account or for the account of others.

A copy of the joint press release issued by Facet and Trubion announcing the Agreement is filed hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description
99.1	Joint Press Release issued by Facet Biotech Corporation and Trubion Pharmaceuticals, Inc. on August 28, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 31, 2009	Facet Biotech Corporation

	By:	/s/ Francis Sarena
Francis Sarena
Vice President, General Counsel and Secretary